Item 77q1
SMID-Cap Portfolio
       FEE REDUCTION AGREEMENT

	AGREEMENT made as of this 25th day of April 2017, between Boston Management and Research (the "Adviser") and
Atlanta Capital Management Company, LLC (the "Sub-Adviser") with respect to SMID-Cap Portfolio ("Portfolio").

	WHEREAS, the Adviser has entered into an Investment
Sub-Advisory Agreement ("Sub-Advisory Agreement") with the
Sub-Adviser, which Investment Sub-Advisory Agreement provides that the Sub-Adviser shall be entitled to receive an asset-based fee payable at specified rates;

       WHEREAS, the Adviser has agreed with the Sub-
Adviser and the Board of Trustees of the Portfolio to reduce the investment sub-advisory fee rates as described below effective
May 1, 2017; and

	WHEREAS, the Adviser and the Sub-Adviser wish to memorialize the foregoing in writing;

	NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Adviser and the Sub-Adviser hereby agree as follows:

1.	Notwithstanding any provisions of the Sub-Advisory
Agreement to the contrary, the Adviser will reduce the sub-advisory fee in accordance with the fee schedule included as Appendix A.

2.	This Agreement only may be terminated or amended
upon the mutual written consent of a the Adviser and the Sub-Adviser; provided, however, that (i) no termination of this Agreement shall be effective unless approved by the majority vote of those Trustees of the Portfolio who are not interested persons of the Adviser or the Portfolio (the "Independent Trustees") and; (ii) no amendment of this Agreement shall be effective unless approved by the majority vote of the Independent Trustees.

3.	This instrument is executed under seal and shall be
governed by Massachusetts law.

       IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above by a duly authorized officer of each party.


BOSTON MANAGEMENT AND RESEARCH


By:

/s/ Maureen A. Gemma

Maureen A. Gemma

Vice President


ATLANTA CAPITAL MANAGEMENT COMPANY, LLC


By:

/s/ R. Kelly Williams, Jr.

R. Kelly Williams, Jr.

President and COO